Exhibit 99.1

WOW! REPORTS FOURTH QUARTER AND FULL YEAR 2024 RESULTS

Penetration Rates increased in 2024 to 16.6% in Greenfield Markets

ENGLEWOOD, Colo. (March 14, 2025) – WideOpenWest, Inc. (“WOW!” or the “Company”) (NYSE: WOW), one of the nation's leading broadband providers, with an efficient, high-performing network that passes nearly 2.0 million residential, business and wholesale consumers, today announced financial and operating results for the quarter and year ended December 31, 2024.

Financial Highlights (1)

●	Fourth quarter Total Revenue of $152.6 million, a decrease of $16.2 million, or 9.6%, compared to the fourth quarter of 2023
●	Full year Total Revenue of $630.9 million, a decrease of $55.8 million, or 8.1%, compared to the corresponding period of 2023
●	Fourth quarter HSD Revenue totaled $104.9 million, a decrease of $3.8 million, or 3.5% compared to fourth quarter of 2023
●	Full year HSD Revenue totaled $423.6 million, a decrease of $6.8 million, or 1.6%, compared to the corresponding period of 2023
●	Net Loss was $10.6 million and $58.8 million for the quarter and year ended December 31, 2024
●	Net loss of 10,200 HSD RGUs for the quarter ended December 31, 2024, including 5,400 related to Hurricanes Helene and Milton.
●	Fourth quarter Adjusted EBITDA was $73.7 million, an increase of $2.5 million, or 3.5% compared to the fourth quarter of 2023
●	Full year Adjusted EBITDA was $288.4 million, an increase of $13.0 million, or 4.7% compared to the corresponding period of 2023
●	Passed approximately 31,500 new homes in Greenfield markets and increased penetration rates to 16.6% for the year ended December 31, 2024

"I am pleased with the progress we made in 2024, especially in our Greenfield markets where we passed an additional 31,500 new homes and increased our penetration rate to 16.6%," said Teresa Elder, WOW!’s CEO. "We continue to see the success of our simplified pricing strategy which contributed to year-over-year ARPU growth, reinforcing our commitment to our strategy."

"Our fourth quarter results reflect continued momentum in our Greenfield fiber expansion markets and strong cost management," said John Rego, WOW!’s CFO. "We saw 4.7% year-over-year growth in our Adjusted EBITDA, as we drove efficiencies in our business and re-accelerated our investments in new markets."

Revenue

Total Revenue was $152.6 million and $630.9 million for the quarter and year ended December 31, 2024, down $16.2 million and $55.8 million as compared to the corresponding periods in 2023.

Total Subscription Revenue for the quarter and year ended December 31, 2024 was $140.3 million and $581.8 million, down $15.2 million, or 9.8%, and $53.8 million, or 8.5%, as compared to the corresponding periods in 2023. The decrease was the result of a $49.6 million shift in service offering mix primarily driven by the reduction in Video and HSD RGUs, and a $25.5 million decrease in volume across all services. The decrease was partially offset by a $21.3 million increase in average revenue per unit (“ARPU”), inclusive of $2.5 million of revenue credits issued for Hurricanes Helene and Milton, and rate increases issued for Video services and, to a lesser extent, HSD services, during 2024. ARPU is calculated as subscription revenue for each of the HSD, Video and Telephony services divided by the average total RGUs for each service category for the respective period.

(1) Refer to “Non-GAAP Financial Measures” “Unaudited Reconciliations of GAAP Measures to Non-GAAP Measures,” and “Subscriber Information” in this Press Release for definitions and information related to Adjusted EBITDA and reconciliation of non-GAAP measures to the closest comparable GAAP measures and why our management thinks it is beneficial to present such non-GAAP measures.

Other Business Services Revenue totaled $4.8 million and $19.6 million for the quarter and year ended December 31, 2024, down $0.5 million, or 9.4%, and $1.4 million, or 6.7%, as compared to the corresponding periods in 2023. The decrease in each period was primarily due to decreases in data center revenue.

Other Revenue totaled $7.5 million and $29.5 million for the quarter and year ended December 31, 2024, down $0.5 million, or 6.3%, and $0.6 million, or 2.0%, compared to the corresponding periods in 2023.  The decrease in each period is primarily due to decreases in shopping, line assurance, and advertising, partially offset by increases in streaming partner revenue.

Costs and Expenses

Operating Expenses (excluding Depreciation and Amortization) totaled $62.1 million and $256.8 million for the quarter and year ended December 31, 2024, down $9.6 million, or 13.4%, and $44.2 million, or 14.7%, compared to the corresponding periods in 2023. The decreases are primarily driven by reduction in direct operating expenses, specifically programming expenses of $35.4 million, which aligns with the reduction in Video RGUs between periods, increases in capitalizable activity, as well as decreases in bad debt expenses, call center costs, and stock compensation, partially offset by increases in compensation related expenses.  We expect the reduction in Video RGUs and associated decrease in programming expenses to continue as our customer base shifts towards HSD only.

Selling, General, and Administrative totaled $42.9 million and $155.0 million for the quarter and year ended December 31, 2024, up $9.1 million, or 26.9%, and down $45.4 million, or 22.7%, compared to the corresponding periods in 2023. The decrease in the full year period is primarily attributable to a $43.5 decrease in the patent litigation expense net of a $3.8 refund from an indemnification claim related to this matter, in addition to decrease in  marketing expenses and stock compensation.  The decreases are partially offset by increases in legal and professional fees primarily related to the negotiation and execution of our Priority Credit Agreement in the fourth quarter of 2024, which primarily drove the increase in the fourth quarter compared to the prior year period.  The Company also received $1.5 million of business interruption proceeds in the fourth quarter of 2024 related to the hurricane damage in the third and fourth quarters which are recorded as an offset to selling, general and administrative expenses.

Net Loss

Net Loss for the quarter and year ended December 31, 2024 was $10.6 million and $58.8 million, compared to $43.5 million and $287.7 million for the quarter and year ended December 31, 2023. The net profit margin was (6.9)% and (9.3)% for the quarter and year ended December 31, 2024 as compared to a net profit margin of (25.8)% and (41.9)% for the quarter and year ended December 31, 2023.

Adjusted EBITDA

Adjusted EBITDA for the quarter and year ended December 31, 2024 was $73.7 million and $288.4 million, an increase of $2.5 million and an increase of  $13.0 million, compared to the corresponding periods in 2023. Adjusted EBITDA Margin was 48.3% and 45.7% for the quarter and year ended December 31, 2024 as compared to 42.2% and 40.1% for the quarter and year ended December 31, 2023.

Subscribers

WOW! reported Total Subscribers of 478,700 as of December 31, 2024, a decrease of 25,400 compared to December 31, 2023, down 11,800 compared to September 30, 2024. HSD RGUs totaled 470,400 as of December 31, 2024, a decrease of 19,700 compared to December 31, 2023, down 10,200 compared to September 30, 2024.

Market Expansion

Market Expansion projects passed an additional 11,600 homes for the quarter ended December 31, 2024, including 9,300 additional homes in Greenfield markets and 2,300 additional homes in Edge-out projects. As of December 31, 2024, Greenfield initiatives passed a total of 61,900  homes and 10,300 subscribers, representing a 16.6% penetration rate.

At December 31, 2024, the 2024 Edge-out projects passed 8,300 new homes and 3,300 subscribers, representing a 39.8% penetration rate. The 2023 Edge-out projects passed 18,500 new homes and 5,700 subscribers, which represents 30.8% penetration. The 2022 Edge-out projects passed 2,900 new homes and 900 subscribers, which represents 31.0% penetration.

Capital Expenditures

Capital Expenditures totaled $215.8 million for the year ended December 31, 2024, representing a $53.1 million, or 19.7%, decrease compared to the year ended December 31, 2023.  The decrease is primarily related to decreases in line extensions as the Company paused market expansion construction during the third quarter of 2024 pending the additional liquidity provided by our Priority Credit Agreement. Core Capital Expenditures, or total capital expenditures excluding expansion capital expenditures, equated to 20.8% of Total Revenue for the year ended December 31, 2024.

Liquidity and Leverage

During the fourth quarter of 2024, the Company entered into a new Priority Credit Agreement which refinanced our prior indebtedness and included $200.0 million in new borrowings.  Borrowings under our Priority Credit Agreement consists of three tranches: (i) a first out term loan, which bears interest at SOFR plus 7.00%, (ii) a second out term loan, which bears interest at SOFR plus 3.00%, and (iii) a revolving credit facility which bears interest at SOFR plus 2.75%.

As of December 31, 2024, the total outstanding amount of long-term debt and finance lease obligations was $1,017.4 million, and cash and cash equivalents were $38.8 million. Total Net Leverage as of December 31, 2024 was 3.5x on a LTM Adjusted EBITDA basis and undrawn revolver capacity totaled $150.7 million.

Acquisition Proposal Update

On May 2, 2024, the WOW! Board of Directors received an unsolicited non-binding preliminary acquisition proposal from DigitalBridge Investments, LLC and various Crestview entities. A special committee of independent directors has been formed to evaluate the Proposal. The Special Committee has retained Centerview Partners and Wachtell, Lipton, Rosen & Katz as its financial and legal advisors. The work of the Special Committee is ongoing. WOW! does not undertake any obligation to make any further public comment or disclosure on matters related to the proposal or related matters unless and until WOW! determines that additional disclosure is appropriate or required by law.

First Quarter 2025 Guidance

Q1 2025
HSD Revenue	$102.0 - $104.0
Total Revenue	$147.0 - $149.0
Adjusted EBITDA	$72.0 - $74.0

HSD net additions	(6,000 - 4,500)

Webcast

WOW! will host a webcast on Friday, March 14, 2025, at 8:00 a.m. Eastern to discuss the operating and financial results contained in this press release. The conference call and webcast will be broadcast live on the Company’s investor relations website at ir.wowway.com. Those parties interested in participating can use the information as follows:

Call Date:	Friday, March 14, 2025	Call Time:	8:00 a.m. Eastern
Dial In:	(800) 715-9871	International:	(646) 307-1963
Conf. ID:	2688718

A webcast version of the call will be avaible on the Company’s investor relatsions website.

WIDEOPENWEST, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

	December 31,	December 31,
	2024	2023

	(in millions, except share data)
Assets
Current assets
Cash and cash equivalents	$38.8	$23.4
Accounts receivable—trade, net of allowance for credit losses of $3.3 and $6.7, respectively	32.0	38.8
Accounts receivable—other	2.1	9.5
Prepaid expenses and other	38.9	38.5
Total current assets	111.8	110.2
Right-of-use lease assets—operating	19.3	20.1
Property, plant and equipment, net	831.2	830.4
Franchise operating rights	278.3	278.3
Goodwill	225.1	225.1
Intangible assets subject to amortization, net	0.6	1.0
Other non-current assets	46.2	49.6
Total assets	$1,512.5	$1,514.7
Liabilities and stockholders’ equity
Current liabilities
Accounts payable—trade	$42.2	$59.5
Accrued interest	19.8	1.6
Current portion of long-term lease liability—operating	4.6	4.3
Accrued liabilities and other	72.8	60.0
Current portion of long-term debt and finance lease obligations	20.0	18.8
Current portion of unearned service revenue	23.8	25.4
Total current liabilities	183.2	169.6
Long-term debt and finance lease obligations, net of debt issuance costs —less current portion	997.4	915.7
Long-term lease liability—operating	16.9	18.0
Deferred income taxes, net	91.0	125.7
Other non-current liabilities	15.2	27.5
Total liabilities	1,303.7	1,256.5
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 100,219,835 and 98,594,629 issued as of December 31, 2024 and December 31, 2023, respectively; 84,810,418 and 83,557,786 outstanding as of December 31, 2024 and December 31, 2023, respectively	1.0	1.0
Additional paid-in capital	402.9	391.8
Retained earnings (accumulated deficit)	(38.5)	20.3
Treasury stock at cost, 15,409,417 and 15,036,843 shares as of December 31, 2024 and December 31, 2023, respectively	(156.6)	(154.9)
Total stockholders’ equity	208.8	258.2
Total liabilities and stockholders’ equity	$1,512.5	$1,514.7

WIDEOPENWEST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE MONTHS AND YEAR ENDED

(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2024	2023	2024	2023

	(in millions, except for share data)
Revenue:
HSD	$104.9	$108.7	$423.6	$430.4
Video	25.6	35.0	116.2	157.6
Telephony	9.8	11.8	42.0	47.6
Total subscription services revenue	140.3	155.5	581.8	635.6
Other business services	4.8	5.3	19.6	21.0
Other	7.5	8.0	29.5	30.1
Total revenue	152.6	168.8	630.9	686.7

Costs and expenses:
Operating (excluding depreciation and amortization)	62.1	71.7	256.8	301.0
Selling, general and administrative	42.9	33.8	155.0	200.4
Depreciation and amortization	52.3	51.9	212.6	193.5
Impairment losses on intangibles	—	47.0	—	306.8
	157.3	204.4	624.4	1,001.7
Income (loss) from operations	(4.7)	(35.6)	6.5	(315.0)
Other income (expense):
Interest expense	(18.2)	(20.0)	(88.6)	(71.1)
Loss on early extinguishment of debt	(1.0)	—	(1.0)	—
Other income, net	0.1	0.4	1.0	2.3
Loss from operations before provision for income tax	(23.8)	(55.2)	(82.1)	(383.8)
Income tax benefit	13.2	11.7	23.3	96.1
Net loss	$(10.6)	$(43.5)	$(58.8)	$(287.7)

Basic and diluted loss per common share
Basic	$(0.13)	$(0.54)	$(0.72)	$(3.53)
Diluted	$(0.13)	$(0.54)	$(0.72)	$(3.53)
Weighted-average common shares outstanding
Basic	82,090,840	80,999,350	81,859,903	81,595,766
Diluted	82,090,840	80,999,350	81,859,903	81,595,766

WIDEOPENWEST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Year ended
	December 31,
	2024	2023

	(in millions)
Cash flows from operating activities:
Net loss	$(58.8)	$(287.7)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	210.0	193.1
Deferred income taxes	(34.7)	(99.6)
Provision for credit losses	9.5	12.7
Loss on sale of assets, net	—	0.3
Loss (gain) on sale of operating assets, net	2.6	0.4
Amortization of debt issuance costs and discount	2.4	1.7
Change in fair value of derivative instruments	2.9	—
Loss on debt extinguishment	1.0	—
Impairment losses on intangibles	—	306.8
Non-cash compensation	11.1	16.8
Other non-cash items	(0.3)	(0.2)
Changes in operating assets and liabilities:	—	—
Receivables and other operating assets	7.7	(15.0)
Payables and accruals	10.3	5.8
Net cash provided by operating activities	$163.7	$135.1
Cash flows from investing activities:
Capital expenditures	$(215.8)	$(268.9)
Other investing activities	0.2	0.1
Net cash used in investing activities	$(215.6)	$(268.8)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	$244.0	$202.0
Payments on long-term debt and finance lease obligations	(169.0)	(29.6)
Reimbursement of finance lease payments	1.7	—
Payments of debt issuance costs	(7.9)	—
Purchase of shares	(1.5)	(46.3)
Net cash provided by financing activities	$67.3	$126.1
Increase (decrease) in cash and cash equivalents	15.4	(7.6)
Cash and cash equivalents, beginning of period	23.4	31.0
Cash and cash equivalents, end of period	$38.8	$23.4
Supplemental disclosures of cash flow information:
Cash paid during the periods for interest, net	$68.0	$67.5
Cash received during the periods for interest rate swap	$3.3	$—
Cash paid during the periods for income taxes	$8.4	$10.9
Cash received during the periods for refunds of income taxes	$0.6	$5.0
Insurance proceeds received for business interruption	$1.5	$—
Indemnification proceeds received for patent litigation	$3.8	$—
Non-cash investing and financing activities:
Excise tax payable	$0.2	$1.5
Paid in kind debt fees	$8.0	$—
Capital expenditures within accounts payable and accruals	$29.3	$42.6

About WOW!

WOW! is one of the nation’s leading broadband providers, with an efficient, high-performing network that passes nearly 2.0 million residential, business and wholesale consumers. WOW! provides services in 18 markets, primarily in the Midwest and Southeast, including Michigan, Alabama, Tennessee, South Carolina, Florida and Georgia. With an expansive portfolio of advanced services, including high-speed Internet services, cable TV, phone, business data, voice, and cloud services, the company is dedicated to providing outstanding service at affordable prices. WOW! also serves as a leader in exceptional human resources practices, having been recognized nine times by the National Association for Business Resources as a Best & Brightest Company to Work For, winning the award for the last five consecutive years. Visit www.wowway.com for more information.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release that are not historical facts contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements represent our goals, beliefs, plans and expectations about our prospects for the future and other future events. Forward-looking statements include all statements that are not historical fact and can be identified by terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “anticipate,” “expect,” “believe,” “estimate,” “plan,” “project,” “predict,” “potential,” or the negative of these terms. Although these forward-looking statements reflect our good-faith belief and reasonable judgment based on current information, these statements are qualified by important factors, many of which are beyond our control that could cause our actual results to differ materially from those in the forward-looking statements. These factors and other risks that could cause our actual results to differ materially include all matters relating to the acquisition proposal (including any response by the Company to such proposal, any further actions that may be taken by Crestview, DigitalBridge or any third party, any transaction that may result from the proposal or otherwise, the possibility that no transaction may result from the proposal or any impact on our business or operations as a result of the proposal), the effects of adverse weather events, including recent hurricanes in the southeastern U.S., and the other matters set forth in the section entitled "Risk Factors" in our Annual Report filed on Form 10-K with the Securities and Exchange Commission ("SEC") and other reports subsequently filed with the SEC. Given these uncertainties, you should not place undue reliance on any such forward-looking statements. The forward-looking statements included in this report are made as of the date hereof or the date specified herein, based on information available to us as of such date. Except as required by law, we assume no obligation to update these forward-looking statements, even if new information becomes available in the future.

Non-GAAP Financial Measures

The Company has included certain non-GAAP financial measures in this release, including Adjusted EBITDA and Adjusted EBITDA margin. These terms, as defined herein, are not intended to be considered in isolation, as a substitute for, or superior to, the financial information prepared and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”). These terms may vary from the use of similar terms by other companies in our industry due to different methods of calculation and therefore are not necessarily comparable.

We believe that these non-GAAP measures enhance an investor’s understanding of our financial performance. We believe that these non-GAAP measures are useful financial metrics to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business. We believe that these non-GAAP measures provide investors with useful information for assessing the comparability between periods of our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake Capital Expenditures. We use these non-GAAP measures for business planning purposes and in measuring our performance relative to that of our competitors. We believe these non-GAAP measures are measures commonly used by investors to evaluate our performance and that of our competitors.

Adjusted EBITDA eliminates the impact of expenses that do not relate to overall business performance and is defined by WOW! as net income (loss) before interest expense, income taxes, depreciation and amortization (including impairments), impairment losses on intangibles and goodwill, write-off of any asset, loss on early extinguishment of debt, integration and restructuring expenses and all non-cash charges and expenses (including stock compensation expense) and certain other income and expenses. Adjusted EBITDA should not be considered as an alternative to net income (loss), operating income or any other performance measures derived in accordance with GAAP as measures of operating performance, operating cash flows or liquidity.

Refer to “Reconciliations of GAAP Measures to Non-GAAP Measures” and the accompanying tables below for a reconciliation of Adjusted EBITDA to Net Income and Adjusted EBITDA margin to Net Profit margin which are the most directly comparable corresponding GAAP financial measures.

Subscriber Information

The Company uses the terms defined below throughout this release.

Homes passed are reported as the number of serviceable addresses, such as single residence homes, apartments and condominium units, and businesses passed by our broadband network and listed in our database.

We deliver multiple services to our customers, as such we report Total Subscribers as the number of Subscribers who receive at least one of our HSD, Video or Telephony services, without regard to which or how many services they subscribe. We define each of the individual HSD Subscribers, Video Subscribers and Telephony Subscribers as a Revenue Generating Unit (“RGU”).

While we take appropriate steps to ensure subscriber information is presented on a consistent and accurate basis at any given balance sheet date, we periodically review our policies in light of the variability we may encounter across our different markets due to the nature and pricing of products and services and billing systems. Accordingly, we may from time to time make appropriate adjustments to our subscriber information based on such reviews.

WIDEOPENWEST, INC. AND SUBSIDIARIES

Reconciliations of GAAP Measures to Non-GAAP Measures

(unaudited)

The following table provides a reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin to Net (Loss) Income and Net Profit Margin for the periods presented:

	Three months ended		Year ended
	December 31,		December 31,
	2024	2023	2024	2023

	(in millions)
Net loss	$(10.6)	$(43.5)	$(58.8)	$(287.7)
Net Profit Margin	(6.9)%	(25.8)%	(9.3)%	(41.9)%

Plus: Depreciation and amortization	52.3	51.9	212.6	193.5
Impairment losses on intangibles	—	47.0	—	306.8
Interest expense	18.2	20.0	88.6	71.1
Loss on early extinguishment of debt	1.0	—	1.0	—
Non-recurring professional fees, M&A integration and restructuring expense	25.3	4.9	62.0	27.8
Patent litigation settlement	(2.0)	—	(3.8)	45.4
Non-cash stock compensation	2.8	2.9	11.1	16.8
Other income, net	(0.1)	(0.3)	(1.0)	(2.2)
Income tax benefit	(13.2)	(11.7)	(23.3)	(96.1)
Adjusted EBITDA	$73.7	$71.2	$288.4	$275.4
Adjusted EBITDA Margin	48.3%	42.2%	45.7%	40.1%

WIDEOPENWEST, INC. AND SUBSIDIARIES

Capital Expenditures and Subscriber Information

(unaudited)

The following table provides additional information regarding our Capital Expenditures for the periods presented:

	Three months ended		Year ended
	December 31,		December 31,
	2024	2023	2024	2023

	(in millions)
Support capital and other	$23.3	$14.7	$49.9	$52.9
Customer premise equipment	16.8	17.4	71.2	65.7
Scalable infrastructure	5.9	35.4	64.1	80.1
Line extensions	5.7	13.1	30.6	70.2
Total	$51.7	$80.6	$215.8	$268.9
Capital expenditures included in total related to:
Greenfields	$3.9	$33.8	$63.7	$105.0
Business services	$3.0	$3.6	$13.5	$14.0
Edge-outs	$2.5	$3.4	$7.4	$13.4

The following table provides an unaudited summary of our continuing operations subscriber information:

	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,
	2023	2024	2024	2024	2024
Homes Passed	1,932,200	1,948,500	1,956,700	1,952,200	1,962,100
Total Subscribers	504,100	500,700	495,200	490,500	478,700
HSD RGUs	490,100	489,700	485,000	480,600	470,400
Video RGUs	90,800	79,300	71,600	66,300	60,600
Telephony RGUs	79,500	77,700	75,700	73,700	71,600
Total RGUs	660,400	646,700	632,300	620,600	602,600

Additional Information Available on Website:

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2024, which will be posted on our investor relations website at ir.wowway.com, when it is filed with the SEC. A slide presentation to accompany the conference call and a trending schedule containing historical customer and financial data will also be available on our website.

Contact:
Andrew Posen
Vice President, Head of Investor Relations
303-927-4935
andrew.posen@wowinc.com

Debra Havins

Vice President, Corporate Communications

720-527-8214

debra.havins@wowinc.com